AMENDMENT
TO
CUSTODIAN AND TRANSFER AGENT AGREEMENT

THIS AMENDMENT TO CUSTODIAN AND TRANSFER AGENT AGREEMENT (this “Amendment”) is dated as of March 13, 2025 by and between BROWN BROTHERS HARRIMAN & CO., a limited partnership organized under the laws of the State of New York ("BBH&Co." or, when referring to BBH&Co. in its capacity as custodian, the “Custodian,” and when referring to BBH&Co. in its capacity as transfer agent, the “TA”) and ULTIMUS MANAGERS TRUST (the “Fund”), an open-end management investment company organized as an unincorporated business trust under the laws of the State of Ohio and registered with the Securities and Exchange Commission under the Investment Company Act of 1940. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the respective agreement.

WHEREAS, BBH&Co. and the Fund entered into the Custodian and Transfer Agent Agreement dated as of August 10, 2021 (as amended, supplemented, restated or otherwise modified from time to time, the “Agreement”);

WHEREAS, BBH&Co. and the Fund now wish to amend the Agreement as provided herein;

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree to amend the Agreement as follows:

A.	Amendment to the Agreement

1.	The Agreement is hereby amended by deleting Appendix A in its entirety and substituting therefore the updated Appendix A attached hereto.

B.	Miscellaneous

1.	This Amendment, together with each of the Agreements, constitutes the entire agreements of the parties with respect to its subject matter and supersedes all oral communications and prior writings with respect hereto. Except as specifically amended hereby, the Agreements remain unchanged, in full force and effect and binding on the parties in accordance with its terms.

2.	This Amendment shall be governed and construed in accordance the governing law and jurisdiction provisions of the respective Agreement.

3.	This Amendment may be executed in any number of counterparts each of which shall be deemed to be an original, but all of which together shall constitute one and the same Amendment. Delivery of an executed counterpart of this Amendment by facsimile transmission or other electronic mail transmission (e.g. “.pdf” or “.tif”) shall be effective as delivery of a manually executed counterpart of this Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties has caused their duly authorized representatives to execute this Amendment to the Custodian and Transfer Agent Agreement, effective as of the first date written above.

BROWN BROTHERS HARRIMAN & CO.	ULTIMUS MANAGERS TRUST

By:	By:
Name: Kate Ahalt	Name: Todd E. Heim
Title: Managing Director	Title: President

APPENDIX A
TO
CUSTODIAN AND TRANSFER AGENT AGREEMENT
Between
ULTIMUS MANAGERS TRUST and BROWN BROTHERS HARRIMAN & CO.
Dated as of August 10, 2021
(Updated as of October 21, 2025)

Q3 All-Season Active Rotation ETF

Westwood Salient Enhanced Midstream Income ETF

Westwood Salient Enhanced Energy Income ETF

Westwood LBRTY Global Equity ETF

Westwood Enhanced Income Opportunity ETF

Westwood Enhanced Multi-Asset Income ETF

Westwood Enhanced Alternative Income ETF

Q3 All-Season Tactical Advantage ETF

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